Exhibit (h)(13)

ACCOUNTING SERVICES AGREEMENT

Agreement Number:

Effective Date: December 15, 2006

Expiration Date: June 13, 2010

Supplier Name: STATE STREET BANK AND TRUST COMPANY

Supplier Address: Lafayette Corporate Center, Two Avenue de Lafayette, LCC/4S, Boston, MA 02111

Attn: US Investment Services

Supplier Telephone: 617-662-4100

This ACCOUNTING SERVICES AGREEMENT (“Agreement”) is entered into as of the Effective Date by and among each of the registered investment companies, or series thereof, as applicable, listed on Schedule A to this Agreement, each either a Massachusetts business trust or a Delaware statutory trust or series thereof, Columbia Management Advisors, LLC, a Delaware limited liability company, severally and not jointly, and the above-named Supplier, a Massachusetts trust company, and consists of this signature page and the attached Terms and Conditions, Schedules and all other documents attached hereto, which are incorporated in full by this reference.

Columbia Funds Series Trust I, Columbia Funds Institutional Trust, Columbia Funds Variable Insurance Trust, Columbia Funds Series Trust, Columbia Funds Variable Insurance Trust I, Columbia Funds Master Investment Trust, Banc of America Funds Trust, Colonial Intermarket Income Trust I, Colonial Intermediate High Income Fund, Colonial California Insured Municipal Fund, Colonial High Income Municipal Trust, Colonial Insured Municipal Fund, Colonial Investment Grade Municipal Trust, and Colonial Municipal Income Trust, each on behalf of itself and its series listed on Schedule A to this Agreement (each a “Fund”)

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Accounting Officer

Date:	As of December 15, 2006

State Street Bank and Trust Company		Columbia Management Advisors, LLC
(“Supplier”)		(“CMA”)

By:	/s/ Joseph L. Hooley	By:	/s/ J. Kevin Connaughton
Name:	Joseph L. Hooley	Name:	J. Kevin Connaughton
Title:	Executive Vice President	Title:	Managing Director

Date:	As of December 15, 2006	Date:	As of December 15, 2006

Negotiators: Kevin Connaughton, Mike Clarke, Brian McCabe, Ropes & Gray LLP (617.951.7801)

Address for Notices to Supplier:	Address for Notices to CMA or any Fund:

Lafayette Corporate Center	Supply Chain Management
Two Avenue de Lafayette, LCC Boston, Massachusetts 02110	100 Federal Street Boston, MA 02110
ATTN: Edward McKenzie	ATTN: Joe Marzetti and Agreement #
Telephone: 617-662-4100	Telephone: 617.434-4879
Facsimile: 617-662-4313	Facsimile: 617.434-4448
Email: ejmckenzie@statestreet.com	Email: joseph.v.marzetti@bankofamerica.com

With a Copy to:	With a Copy to:

State Street Bank and Trust Company	CMA Legal Department
Legal Department	Peter Fariel
Mary Moran Zeven	Associate General Counsel
Senior Vice President and	Bank of America
Senior Managing Counsel	One Financial Center
Two Avenue de Lafayette, LCC 2	MA5-515-11-05
Boston, Massachusetts 02111	Boston, MA 02111
Telephone: 617-662-1783	(617-772-3265)
Facsimile: 617-662-3805
With a Copy to:

Mike Clarke
Director, Group Operations Manager
One Financial Center
MA5-515-05-03
Boston, MA 02111
(617.585.4130)

Address for Invoices:

Barry Vallan
Treasury Manager
One Financial Center
MA5-515-05-03
Boston, MA 02111
(617.585.4390)

TABLE OF CONTENTS

SECTION NO.	SECTION HEADING
1.0	Definitions
2.0	Scope of the Agreement
3.0	Term and Termination
4.0	Performance Goals
5.0	Pricing/Fees
6.0	Invoices/Taxes/Payment
7.0	Representations and Warranties of CMA and the Funds
8.0	Representations and Warranties of Supplier
9.0	Reserved
10.0	Business Continuity
11.0	Relationship of the Parties
12.0	Supplier Personnel
13.0	Insurance
14.0	Confidentiality and Information Protection
15.0	Indemnity
16.0	Limitation of Liability
17.0	Reserved
18.0	Reserved
19.0	Audit
20.0	Non-Assignment
21.0	Governing Law
22.0	Reserved
23.0	Reserved
24.0	Reserved
25.0	Rights In Program Information
26.0	Miscellaneous
27.0	Entire Agreement

SCHEDULE A	FUNDS
SCHEDULE B	Reserved
SCHEDULE C	Reserved
SCHEDULE D	INFORMATION SECURITY
SCHEDULE E	BACKGROUND CHECKS
SCHEDULE F	INFORMATION TO BE DELIVERED TO SUPPLIER

EXHIBIT A	PRICE SOURCE AUTHORIZATION (including Matrix thereto)
ADDENDUM	REMOTE ACCESS SERVICES ADDENDUM (including Exhibit A thereto)

WHEREAS, each of the Funds is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to certain agreements, including the Pricing and Bookkeeping Oversight and Services Agreement dated as of December 15, 2006 (the “Pricing and Bookkeeping Oversight and Services Agreement”), each of the Funds has retained CMA to furnish oversight of accounting services to it;

WHEREAS, CMA and Supplier are parties to a Sub-Accounting Services Agreement effective as of June 13, 2005, relating to the provision of the Services (the “2005 Agreement”); and

WHEREAS, each Fund desires to retain Supplier to provide the Services to the Fund, and Supplier is willing to provide such Services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.0 DEFINITIONS: all capitalized terms in this Agreement not defined in this Section shall have the meanings set forth in the Sections or Schedules of this Agreement in which they are defined.

1.1	Affiliate - a business entity now or hereafter controlled by, controlling or under common control with a Party. Control exists when an entity owns or controls directly or indirectly 50% or more of the outstanding equity representing the right to vote for the election of directors or other managing authority of another entity. An “Affiliate” of a Fund shall include any “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such Fund.

1.2	Reserved

1.3	Business Day – Monday through Friday, excluding days on which the New York Stock Exchange is not open for business.

1.4	Reserved

1.5	Fund – Each of the registered investment companies, or series thereof, as applicable, listed on Schedule A to this Agreement. In the event that additional registered investment companies or series thereof (each, an “Additional Fund”) advised by CMA or its Affiliate wish to retain Supplier to provide Services by becoming a party to this Agreement, CMA shall notify Supplier in writing. Upon written acceptance by Supplier, which acceptance shall be in Supplier’s sole discretion (exercised in a reasonable manner) notwithstanding the provisions of Section 26.11 below, such Additional Fund(s) shall be listed on an amended Schedule A hereto, shall become Fund(s) hereunder and CMA, the Funds and Supplier shall be bound by all terms and conditions and provisions of this Agreement with respect to all such Additional Fund(s).

1.6	Information Security Program – means the documents that describe Supplier’s plan for providing information security in a manner that complies with this Agreement and provides security procedures and controls for protection of Supplier’s systems, applications and technology.

1.7	Party – A Fund, CMA or Supplier.

1.9	Program Information – shall mean all non-public Fund or CMA information provided to Supplier for the purposes of Supplier’s provision of Services hereunder, including, without limitation, data entered into Supplier’s system or those systems of its Subcontractors.

1.10	Proper Instructions – shall mean (i) a writing signed or initialed by one or more persons as CMA or the Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between CMA, a Fund, or either of their respective third party agents (each, a “Third Party Agent”) and Supplier by electro-mechanical or electronic devices, provided that the Parties have approved procedures relating to such communications. Supplier may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of a Fund. Oral instructions shall be considered Proper Instructions if the Supplier reasonably believes them to have been given by a person authorized to give such instructions. CMA or a Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. CMA or a Fund shall give timely Proper Instructions to Supplier in regard to matters affecting accounting practices and Supplier’s performance pursuant to this Agreement.

1.11	Representative – an employee, officer, director, or agent of a Party.

1.12	Services – the services as described in Section 2.1 of this Agreement.

1.12A	Subcontractor – a third party to whom Supplier has delegated or subcontracted any portion of its obligations set forth herein.

1.13	Term – the initial term of the Agreement or any renewal or extension.

2.0 SCOPE OF THE AGREEMENT:

2.1	Supplier shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund’s currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to Supplier (each, a “governing document”) in accordance with this Agreement including Section 4.0 below:

Record general ledger entries;

Calculate daily expenses;

Calculate daily income;

Reconcile daily activity to the trial balance;

Calculate and timely communicate to persons designated by each Fund its net asset values and offering price per share; and

Prepare account balances.

Furthermore, Supplier shall: (i) calculate gains or losses on a book basis of each Fund from the sale or other disposition of assets of that Fund; (ii) compute yields for each Fund for such periods and using such formula as directed by the Fund (provided that the scope of any yields beyond those currently computed shall be mutually agreed upon by the Parties); and (iii) provide each Fund and such other parties as directed by the Fund with the net income per share and yields for the Fund at such time and in such manner and format and with such frequency as directed by the Fund (provided that the scope of any such calculations beyond those currently provided shall be mutually agreed upon by the Parties).

Each Fund or CMA shall provide timely prior notice to Supplier of any modification in the manner in which such calculations are to be performed as prescribed in any revision to any

Fund’s governing documents and shall supply Supplier with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, Supplier shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by the Fund or CMA (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended by the Parties from time to time, or otherwise designated by means of Proper Instructions (the “Price Source Authorization”). Supplier shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to Supplier.

2.2	Each Fund or CMA shall provide, or shall cause a third party to provide, timely notice to Supplier of certain data as a condition to Supplier’s performance described in this Section 2. The data required to be provided pursuant to this subsection is set forth in Schedule F hereto, which schedule may be separately amended or supplemented by the parties from time to time. Supplier is authorized and instructed to rely upon the information it receives from the applicable Fund, CMA or any third party designated on Schedule F. Supplier shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of CMA or any Fund.

2.3	Supplier shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the 1940 Act, specifically Section 31 thereof and the rules thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of Supplier be open for inspection by duly authorized officers, employees or agents of CMA, the applicable Fund and employees and agents of the Securities and Exchange Commission. Subject to Section 16 below, Supplier shall preserve for the period required by law or regulation the records required to be maintained thereunder. Each Fund and CMA acknowledges that, in keeping the books of account of the Fund and/or making the calculations described herein with respect to Fund property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7) of such Fund’s custodial services agreement with State Street Bank and Trust Company (the “Custody Contract”), Supplier is authorized and instructed to rely upon information provided to it by such Fund, such Fund’s counterparty(ies), or the agents of either of them including, without limitation, CMA.

2.4	Supplier may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce Supplier’s obligations or liabilities hereunder.

2.5	Each of CMA and Supplier shall designate an employee (“Relationship Manager(s)”) to act on its behalf (and, in the case of CMA, on behalf of the Funds), with regard to matters arising under this Agreement and shall notify the other in writing of the name of their Relationship Manager; however, the Relationship Manager shall, solely by virtue of his or her designation hereunder, have no authority to alter or amend any term, condition, or provision of this Agreement. Either CMA or Supplier may change its Relationship Manager(s) by providing the other prior written notice. The Relationship Manager must be identified in a writing delivered to the other Party at least one week prior to the commencement of any work under this Agreement.

Subject to the provisions of Section 4.0 below, and as part of the Services provided under this Agreement, Supplier shall continually endeavor to improve the quality of service.

2.6	The Parties expressly acknowledge and agree that their respective rights set forth in this Agreement shall inure to the benefit of their respective successors or assignees as may be permitted by Section 20.0 below.

3.0 TERM AND TERMINATION:

3.1	This Agreement shall be in effect from the Effective Date and shall remain in full force and effect for an initial term running through June 13, 2010 and shall continue thereafter until terminated by any Party upon ninety (90) days’ prior written notice to all other Parties. In addition, any Party may terminate this Agreement at any time on 90 days’ prior written notice to the other Parties, provided that termination of this Agreement as to one or more Funds shall not result in the termination of this Agreement as to the remaining Funds. In the event that the Agreement is terminated in its entirety by CMA prior to June 13, 2009 (the “Anniversary Date”) and Supplier has not terminated either this Agreement or its agreement with the Funds and CMA relating to financial reporting, CMA will be required to pay to Supplier an amount equal to:

(a)	in the event that at the time of such termination none of CMA, its Affiliates or any of their respective successors-in-interest (excluding, for this purpose, the Funds) is serving as the administrator or investment manager of a Fund (except by reason of such party’s resignation or the termination by such party of the applicable agreement with a Fund) or is providing or contracting with a party other than Supplier or any of its Affiliates for the provision of accounting or financial reporting services to a Fund (or its successor-in-interest), and the number of months by which the termination date precedes the Anniversary Date is greater than twelve (12), then twelve (12), or

(b)	in all other instances, the number of months by which the termination date precedes the Anniversary Date,

multiplied by twenty percent (20%) of the greater of:

(i)	the average monthly fees earned by Supplier hereunder during the 12-month period preceding such termination, or

(ii)	the average monthly fees earned by Supplier hereunder during the entire contract term prior to such termination.

In the event that the Agreement is terminated in its entirety by the Funds prior to the Anniversary Date and Supplier and CMA have not terminated either this Agreement or the agreement among Supplier, the Funds and CMA relating to financial reporting, CMA will be required to pay to Supplier an amount equal to: the lesser of twelve (12) or the number of months by which the termination date precedes the Anniversary Date multiplied by twenty percent (20%) of the greater of the average monthly fees earned by Supplier hereunder during the 12-month period preceding such termination, or the average monthly fees earned by Supplier hereunder during the entire contract term prior to such termination.

3.2

In addition to any other remedies available to CMA or the Funds, upon the occurrence of a Termination Event (as defined below) with respect to Supplier, CMA or the Funds may immediately terminate this Agreement without penalty (including, without limitation, any payment by CMA that might otherwise be required under Section 3.1) by providing written notice of termination. In addition to any other remedies available to Supplier, upon the occurrence of a Termination Event (as defined below) with respect to CMA or a Fund, Supplier may immediately terminate this Agreement (as to all of the Funds, if the Termination

Event occurs as to CMA and as to the affected Fund, if a Termination Event occurs with respect to a Fund) without penalty by providing written notice of termination. A Termination Event shall have occurred with respect to a Party if: (a) Supplier’s conduct hereunder has fallen below the standard of reasonable care and the Parties have been unable to agree upon a Plan or Revised Plan (as such terms are hereinafter defined) within the timeframes and upon the notices set forth below in this Section 3.2; (b) the Party becomes insolvent (generally unable to pay its debts as they become due) or the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or makes a general assignment for the benefit of its creditors; (c) the Party: (i) suffers a transfer involving fifty percent (50%) or more of any class of its voting securities or (ii) transfers all, or substantially all, of its assets to a non-Affiliate; or (d) the Party attempts to assign this Agreement in violation of Section 20. In the event that CMA reasonably believes that Supplier’s conduct hereunder has fallen below the standard of reasonable care in any particular calendar quarter (the “First Quarter”), then upon CMA’s written notice to Supplier prior to the end of such First Quarter, Supplier must, within 30 days of the end of such First Quarter, present CMA with a written plan to address CMA’s concerns (the “Plan”) during the calendar quarter immediately following the First Quarter. Within 15 days following its receipt of Supplier’s Plan, CMA shall either accept the Plan or notify Supplier that it has rejected the Plan. In the event that CMA has so rejected the Plan, Supplier must present a revised Plan (the “Revised Plan”) to CMA within 30 days of CMA’s rejection of the originally submitted Plan. Within 15 days following its receipt of Supplier’s Revised Plan, CMA shall either accept the Revised Plan or notify Supplier that the Revised Plan has not been accepted. In the event that CMA has so rejected the Revised Plan, the Parties may act reasonably and in good faith to seek to agree on a further Revised Plan, or CMA may, upon sixty days written notice to Supplier, terminate this Agreement without penalty with respect to such Fund or Funds which CMA reasonably believes have been affected. Provided, further, that this Agreement may, at the sole option of the Supplier, be terminated with respect to the affected Fund(s) (or in its entirety, in the event all Funds are affected) without prior notice by the Supplier in the event of any termination of the Pricing and Bookkeeping Oversight and Services Agreement with respect to a Fund(s) or the termination or resignation of CMA as investment adviser to the Fund(s), provided in each case that neither CMA nor an Affiliate of CMA who has either succeeded to the rights and obligations of CMA hereunder in accordance with Section 20 hereof or who has entered into an agreement with Supplier with regard to the Services which is substantially similar hereto shall, simultaneously with such termination or resignation, have entered into a new Pricing and Bookkeeping Oversight and Services Agreement or investment advisory agreement, as applicable, with respect to such Fund(s), or the termination of an applicable Custody Contract with respect to such Fund(s) (or in its entirety in the event that all Funds are affected) unless the Supplier or an Affiliate or successor-in-interest has entered into a new custody contract with respect to such Fund(s).

3.3	In the event of expiration or termination of this Agreement, Supplier agrees that upon the reasonable request of CMA or the Funds, Supplier will continue uninterrupted operations with regard to the Services, conclude and cooperate with CMA and the Funds in the transition of the business at CMA’s direction and in a manner that causes no material disruption by Supplier to Fund or CMA business and operations with regard to the Services. Fees associated with such transition shall be as may be mutually agreed by the Parties upon good faith negotiations, but shall be no higher than the greater of prevailing market rates for such Services or 120% of the rate at which Supplier would have been paid for such Services prior to the termination of this Agreement. In no event shall said transition be more than ninety (90) calendar days from the date of termination unless the Parties otherwise agree in writing. Reimbursement of all extraordinary costs and expenses incurred outside of this Agreement’s terms and conditions will be agreed upon by the Parties in writing.

3.4	Notwithstanding any term herein to the contrary, a termination of this Agreement with respect to coverage of any one particular Fund shall in no way affect the rights and duties of the Parties under this Agreement with respect to any other Fund and further, upon termination of this Agreement or termination of its coverage with respect to any Fund, such Fund shall pay to Supplier such fees (exclusive of any fees payable pursuant to Section 3.1, which fees shall be paid by CMA) as may be due as of, and reimburse Supplier for its costs, expenses and disbursements with respect to such Fund through the date of, such termination.

3.5	The rights and obligations of the Parties which by their nature must survive termination or expiration of this Agreement in order to achieve its fundamental purposes including, without limitation, the provisions of the following Sections, AUDIT, CONFIDENTIALITY AND INFORMATION PROTECTION, INDEMNITY, LIMITATION OF LIABILITY, RIGHTS IN INFORMATION, PRICING/FEES and MISCELLANEOUS, shall survive any termination of this Agreement.

4.0 PERFORMANCE GOALS:

4.1	CMA and Supplier agree to develop mutually acceptable performance goals regarding the manner in which the Services are expected to be delivered and received. The Parties agree that such document(s) (hereinafter referred to as “Service Level Document(s)”) reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of contract that gives rise to contractual or other remedies. It is the intention of the Parties that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the Parties to resolve the failure pursuant to the consultation procedure described in Sections 4.2 and 4.3 below. Notwithstanding the foregoing, the Parties hereby acknowledge that any Party’s consistent failure (or lack thereof) in any particular calendar quarter to meet the provisions of a Service Level Document, while not in and of itself a breach of contract giving rise to contractual or other remedies, may factor into CMA’s reasonably determined belief regarding the standard of care exercised by Supplier hereunder during such calendar quarter.

4.2	Consultation Procedure. If a Party hereto is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, any Party to this Agreement shall address any concerns it may have by requiring a consultation with the other Parties.

4.3	Purpose of Consultation Procedure. The purpose of the consultation procedure is to endeavor to resolve repeated related failures to meet the provisions of a Service Level Document. If a consultation occurs under this Section 4, all Parties must negotiate in good faith to endeavor to:

(a)	implement changes which will enable the Service Level Document provisions to be more regularly met – such changes may include, but are not limited to, modification of the respective operational resources of one or more Parties;

(b)	agree to alternative Service Level Document provisions which meet the Parties’ respective business requirements; or

(c)	otherwise find a solution such that within 30 days after the consultation, the inability to meet the Service Level Document provisions is reasonably expected to be less likely to occur in the future.

5.0 PRICING/FEES:

5.1	Beginning on the Effective Date, each Fund shall pay Supplier for Services provided under this Agreement as may be agreed upon in writing from time to time by the Parties (such agreement, the “Fee Schedule”). Upon the termination of this Agreement (or termination of its coverage with respect to a Fund) before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement (or termination of its coverage with respect to a Fund). Further, each Fund agrees to reimburse Supplier for such other expenses reasonably incurred in connection with this Agreement as may be mutually agreed upon in writing by the Parties from time to time.

5.2	Fees for additional Services not listed on the Fee Schedule shall be as mutually agreed in writing among the Parties.

5.3	The Parties agree that, except as provided in this paragraph, the Fee Schedule shall not be amended until after June 13, 2010. In the event of a substantial change in the mix of fund types, or in the event of new fund types being added to the Funds, the Parties shall review the fees paid per Fund and an appropriate fee adjustment shall be negotiated. Notwithstanding anything herein to the contrary, Supplier reserves the right to renegotiate the fee schedule in the event: (i) Supplier reasonably expects that the aggregate fees paid to it under this Agreement, its agreements with the Funds and CMA relating to fund accounting and its custodial agreements with the Funds will fall below twenty million dollars ($20M) on an annualized basis, (ii) there is a material increase in the assets under management of a Fund due to a merger, acquisition or other event out of the ordinary course of business (i.e. not due to organic fund growth), provided, however, that in the event that this subsection (ii) applies, Supplier may increase the fee cap only for the Fund that engaged in the triggering transaction, or (iii) the termination of either but not both of this Agreement and Supplier’s agreement with the Funds and CMA relating to financial reporting. In addition, fees for activities of a non-recurring nature, such as Fund consolidations or reorganizations, and the preparation of special reports will be reasonable and subject to negotiation.

6.0	INVOICES/TAXES/PAYMENT:

6.1	Supplier shall submit monthly, written invoices to the address set forth on the signature page. Supplier shall bill for services and tangible personal property separately. Invoices shall contain such detail as CMA or a Fund may reasonably require from time to time. Supplier shall endeavor to invoice Funds promptly following the performance of Services. A Fund shall not be required to pay any amounts for any Services rendered more than one year prior to the date upon which the Fund receives an invoice for such Services.

6.2	Invoices that are materially incorrect, incomplete or list material Services that were not requested by the Funds or CMA on behalf of the Funds will not be paid but will be returned to Supplier for correction.

6.3	The Funds shall pay Supplier for all Services and applicable taxes invoiced in arrears in accordance with the terms of this Agreement, within thirty (30) calendar days of the date of receipt of an invoice by the Funds or CMA on behalf of the Funds.

6.4	Unless otherwise specified, invoices shall include and list all applicable sales taxes and other taxes as separate line items. Each Fund will reimburse Supplier for all sales, use or excise taxes levied in accordance with the general statutes or other authoritative directives of the taxing authority on amounts payable by the Fund to Supplier pursuant to this Agreement; however, the Fund shall not be responsible for remittance of such taxes to applicable tax authorities.

6.5	The Funds and CMA shall not be responsible for any ad valorem, income, gross receipts, franchise, privilege, value added or occupational taxes of Supplier. Each Party shall each bear sole responsibility for all taxes, assessments and other real or personal property-related levies on its owned or leased real or personal property.

6.6	Reserved

6.7	Notwithstanding any other provision of this Agreement, CMA shall be solely responsible for all obligations of the Funds identified on Schedule A as a unified fee Fund (the “Unified Fee Funds”). Supplier agrees that it shall invoice CMA for any amounts that would otherwise be payable hereunder by the Unified Fee Funds, and that it will not seek to hold such Funds responsible for any such amounts.

6.8	Supplier shall keep and maintain complete and accurate accounting records to support and document all amounts becoming payable to Supplier hereunder. Supplier shall retain all records required under this Section 6.8 in accordance with Section 19 of this Agreement, after the amounts documented in such records become due.

7.0	REPRESENTATIONS AND WARRANTIES OF CMA AND THE FUNDS:

7.1	CMA represents and warrants the following: (a) CMA’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which CMA is subject or the terms of any material agreement to which CMA or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of CMA, enforceable against CMA in accordance with its terms; and (c) CMA is not subject to any pending or threatened litigation or governmental action which could interfere with CMA’s performance of its obligations hereunder.

7.2	Each Fund represents and warrants the following: (a) the Fund’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which the Fund is subject or the terms of any material agreement to which the Fund or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms; and (c) the Fund is not subject to any pending or threatened litigation or governmental action which could interfere with the Fund’s performance of its obligations hereunder. In addition, each Fund represents and warrants the following:

(1) The Fund is an investment company properly registered under the 1940 Act;

(2) A registration statement under the 1940 Act with respect to the Fund has been filed and will be effective and remain effective during the term of this Agreement;

(3) As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

(4) As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest; and

(5) The Fund is duly organized, and existing and in good standing under the laws of its state of organization.

8.0	REPRESENTATIONS AND WARRANTIES OF SUPPLIER:

8.1	Supplier represents and warrants to CMA and the Funds as follows: (a) Supplier’s execution, delivery and performance of this Agreement: (i) have been authorized by all necessary action, (ii) do not violate the terms of any law, regulation, or court order to which Supplier is subject or the terms of any material agreement to which Supplier or any of its assets may be subject and (iii) are not subject to the consent or approval of any third party; (b) this Agreement is the valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms; (c) Supplier is not subject to any pending or threatened litigation or governmental action which could interfere with Supplier’s performance of its obligations hereunder; (d) Supplier is a Massachusetts trust company and is qualified to do business in each of the other states in which it is providing Services hereunder to the extent the same is required; and (e) Supplier shall secure or has secured all permits, licenses, regulatory approvals and registrations required to render Services set forth herein, including without limitation, registration with the appropriate taxing authorities for remittance of taxes.

8.2	Reserved

8.3	Supplier’s Representatives shall perform all obligations of Supplier under this Agreement in accordance with this Agreement.

8.4	THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.0	RESERVED

10.0	BUSINESS CONTINUITY: Supplier agrees to establish and maintain contingency plans, recovery plans and proper risk controls designed to ensure Supplier’s continued performance under this Agreement. Supplier agrees to discuss any contingency plan or recovery plan and/or provide a high level presentation summarizing any such plan upon reasonable request of the Funds or CMA.

11.0	RELATIONSHIP OF THE PARTIES: Nothing in this Agreement or in the activities contemplated by the Parties hereunder shall be deemed to create a partnership, employment or joint venture relationship among the Parties or any of their Subcontractors or Representatives.

12.0	SUPPLIER PERSONNEL:

12.1	Supplier’s personnel are not eligible to participate in any of the employee benefit or similar programs of the Funds or CMA. Supplier shall inform all of its personnel providing Services pursuant to this Agreement that they are not intended to be considered employees of the Funds or CMA for any purpose.

12.2	Upon the request of the Funds or CMA, Supplier shall promptly, and after consultation with the Funds or CMA, consider any concerns or issues raised by the Funds or CMA regarding any of Supplier’s Representatives or Subcontractors performing Services under this Agreement at premises other than the Funds’ or CMA’s premises, which may include, as appropriate, replacing such Representative or Subcontractor from the Funds’ account.

12.3	The engagement of a Subcontractor by Supplier shall not relieve Supplier of any of its obligations under this Agreement. Supplier shall be responsible for the performance or nonperformance of its Subcontractors as if such performance or nonperformance were that of Supplier. Supplier shall require all Subcontractors, as a condition to their engagement, to agree to be bound by provisions substantially the same as those included in this Agreement particularly the Sections entitled “Supplier Personnel”, “Insurance” and “Confidentiality and Information Protection.”

12.4	Reserved

12.5	Notwithstanding anything in this Agreement to the contrary, as a condition of their employment or performance of Services hereunder, as the case may be, all of Supplier’s employees and those of its Subcontractors who will have access to equipment, systems or data of the Funds or CMA shall have satisfactorily passed a background check that is consistent in all material respects with procedures and requirements as set forth on SCHEDULE E to this Agreement and updated in writing delivered to Supplier from time to time.

12.6	In the event that Supplier employs non-U.S. citizens to provide Services hereunder, Supplier shall insure that all such persons have and maintain appropriate visas to enable them to provide the Services.

12.7	CMA shall notify Supplier of any act of dishonesty or breach of trust committed against the Funds or CMA, which may involve a Supplier Representative, or Subcontractor of which CMA becomes aware, and to the extent permitted by law, Supplier shall notify CMA if it becomes aware of any such offense.

13.0	INSURANCE:

13.1	Supplier maintains insurance as shown on an insurance certificate to be delivered to the Funds and CMA upon request which may be made not more than once per year and shall maintain such insurance as Supplier deems commercially reasonable based on reasonably foreseeable risks. If within 10 business days of Supplier’s issuance of any such certificate to CMA, the Funds or CMA possess commercially reasonable concerns regarding Supplier’s insurance, the Funds or CMA may express such concerns to Supplier and require a consultation with Supplier. The purpose of said consultation shall be for the Funds, CMA and Supplier to discuss Supplier’s insurance and the Funds’ or CMA’s concerns regarding the same. If within 10 business days of such consultation, the Funds or CMA have reasonably determined, and so notified Supplier in writing, that any insurance maintained by Supplier with respect to the Services provided hereunder materially adversely affects a Fund or CMA with regard to receipt of such Services, Supplier shall, at the direct expense of the Fund or CMA, as applicable, obtain such additional policies of insurance (or self insure) in amount and scope required by the Fund or CMA so long as such insurance is commercially reasonable in light of the nature and scope of Services provided hereunder and the availability of such insurance in the market.

14.0	CONFIDENTIALITY AND INFORMATION PROTECTION:

14.1	The term “Confidential Information” shall mean all data, trade secrets, business information and other information of any kind whatsoever that a Party (“Discloser”) discloses, in writing,

orally, visually or in any other medium, to another Party (“Recipient”), or to which Recipient obtains access, and that relates to Discloser or, in the case of Supplier as Recipient, to CMA or a Fund. A “writing” shall include an electronic transfer of information by e-mail, over the Internet or otherwise.

14.2	Each of the Parties, as Recipient, hereby agrees that it will not, and will cause its Representatives, consultants, Affiliates and independent contractors not to disclose Confidential Information of another Party during or after the Term of this Agreement, other than on a “need to know” basis and then only to: (a) Affiliates of Discloser; (b) Recipient’s employees or officers; (c) Affiliates of Recipient, its independent contractors at any level, agents and consultants, provided that all such persons are subject to a written confidentiality agreement that shall be no less restrictive than the provisions of this Section; (d) pursuant to the exceptions set forth in 15 U.S.C. 6802 and accompanying regulations, which disclosures are made in the ordinary course of business; and (e) as required by law or legal process or as otherwise expressly permitted by this Agreement. Recipient shall not use or disclose Confidential Information of Discloser for any purpose other than to carry out this Agreement. Recipient shall treat Confidential Information of Discloser with no less care than it employs for its own Confidential Information of a similar nature that it does not wish to disclose, publish or disseminate, but not less than a reasonable level of care. Upon expiration or termination of this Agreement for any reason or at the written request of the Funds or CMA during the term of this Agreement, Supplier shall promptly return to the Funds or CMA, as applicable, at the Funds’ or CMA’s direction, all CMA or Fund Confidential Information in the possession of Supplier, Supplier’s Affiliates or Supplier’s Subcontractors, subject to and in accordance with the terms and provisions of this Agreement and compliance by Supplier with the requirements of applicable law or Supplier’s own corporate policies with respect to data retention.

14.3	Recipient shall notify Discloser of any actual or threatened requirement of law to disclose Confidential Information promptly upon receiving actual knowledge thereof and shall cooperate with Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure subject to Recipient’s compliance with law or legal process. Nothing in this Section shall require any notice or other action by Fund, CMA or Supplier in connection with requests or demands for Confidential Information by bank examiners or securities regulators.

14.4	Supplier shall not remove from CMA’s premises, the original or any reproduction of any notes, memoranda, files, records, or other documents, whether on tangible or electronic media, containing the Funds’ or CMA’s Confidential Information or any document prepared by or on behalf of Supplier that contains or is based on the Funds’ or CMA’s Confidential Information, without the prior written consent of an authorized representative of the Funds or CMA except to the extent required to provide Services hereunder provided that the foregoing shall remain subject to the confidentiality requirements hereunder notwithstanding such removal.

14.5	The obligations of confidentiality in this Section shall not apply to any information that (i) Recipient rightfully has in its possession when disclosed to it, free of obligation to Discloser to maintain its confidentiality; (ii) Recipient independently develops without access to Discloser’s Confidential Information; (iii) is or becomes known to the public other than by breach of this Section or (iv) is rightfully received by Recipient from a third party without the obligation of confidentiality. Any combination of Confidential Information disclosed with information not so classified shall not be deemed to be within one of the foregoing exclusions merely because individual portions of such combination are free of any confidentiality obligation or are separately known in the public domain.

14.6	No Party shall issue any media releases, public announcements and public disclosures, relating to this Agreement without the prior consent of the other Parties. No Party may use the logo of another Party without the prior consent of the other Party. Nothing in this paragraph shall restrict any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party.

14.7	The Funds and CMA may disclose products and Services to contractors, including without limitation any independent public accounting firm, for the purpose of further handling, processing, modifying and adapting them for the exclusive use of the Funds or CMA, provided that such contractors have agreed to observe in substance the obligations of the Funds and CMA set forth in this Section and the Funds or CMA shall remain responsible for such contractor’s compliance with the foregoing.

14.8	Supplier shall maintain an Information Security Program reasonably designed to:

1.	Protect the security and confidentiality of Confidential Information;

2.	Protect against any anticipated threats or hazards to the security or confidentiality of such information; and

3.	Protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Party that is the subject of such information.

Supplier’s Information Security Program shall reflect the terms of Schedule D attached hereto.

14.9	Supplier shall provide reasonable information as to its Information Security Program upon request of the Funds or CMA.

15.0	INDEMNITY:

15.1	Reserved

15.2

Supplier will defend or, at Supplier’s option settle, any third party claim or action brought against a Fund, CMA or the Representatives, successors and permitted assigns of either and indemnify each Fund, CMA, and the Representatives, successors or permitted assigns of each for any direct losses, expenses, damages, costs and liabilities to the extent that the same arises directly from an assertion that any product or service provided by Supplier under this Agreement constitutes infringement of any patent or copyright or misappropriation of a trade secret in any jurisdiction in which Supplier provides services hereunder provided that the Fund or CMA, as the case may be, notifies Supplier promptly in writing of any such claim or proceeding (the inadvertent omission to so notify Supplier of any such action, suit, proceeding or claim shall not relieve Supplier from any liability which it may have to CMA, the Funds, and their Representatives, successors and permitted assigns under this Section 15.2 except to the extent Supplier can reasonably demonstrate that such omission caused prejudice to it), cooperates with Supplier in the defense of such claim or proceeding and allows Supplier sole control over such claim or action. Supplier shall have no liability or obligation hereunder with respect to any infringement claim to the extent such infringement is caused by (a) information or material submitted by a Fund, CMA, or the Representatives, successors or permitted assigns of either, (b) use of such products or services by a Fund or CMA in violation of applicable law, rule or regulation or other than as permitted herein if such infringement would have been avoided but for such improper use; (c) modification of such products or services by Supplier or a party under Supplier’s control pursuant to express written instructions from a Fund, CMA, or the Representatives, successors or permitted assigns of either; (d) modification of such products or services by any party other than Supplier or a party under Supplier’s control; or (e) the combination, operation or use of such products or services by any party other than Supplier or a party under Supplier’s control with any third party product(s) or services where the infringement would not have occurred but for such combination, operation or use. Should the products or services provided under this Agreement or any part thereof become, or in Supplier’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, Supplier shall have the exclusive right, at Supplier’s sole option, to (i) procure for the Funds and CMA the right to continue using the products or services, (ii) replace or modify the products or services so as to be noninfringing without further obligation or (iii) suspend providing the infringing products or services pending resolution of any infringement claim without further obligation. The terms of this section shall be the Funds’, CMA’s and their Representatives’, successors’ or permitted assigns’ sole and exclusive remedy against Supplier as to any infringement claim relating to the products and services provided by Supplier hereunder.

15.3	Each Fund shall indemnify and hold Supplier harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by Supplier resulting from any claim, demand, action or suit in connection with any action or omission by Supplier resulting from Supplier’s acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, or any claim, demand, action or suit in connection with Supplier’s acceptance of this Agreement, or the act or omission of the Fund, provided that this indemnification shall not apply to any loss, cost, damage or expense in connection with actions or omissions of Supplier, its officers, employees or Sub-contractors in cases of its or their own negligence or willful misconduct, and shall not apply to any loss, cost, damage or expense incurred by Supplier as a result of Section 15.2 above.

15.4	CMA shall indemnify and hold Supplier harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by Supplier resulting from any claim, demand, action or suit in connection with any action or omission by Supplier in the performance of its duties hereunder, or as a result of Supplier’s acting upon any instructions reasonably believed by it to have been duly authorized by CMA or any Fund, or any claim, demand, action or suit in connection with any act or omission of CMA, any Fund or any third party whose services Supplier must rely upon in performing services hereunder, provided that this indemnification shall not apply to any loss, cost, damage or expense in connection with actions or omissions of Supplier, its officers, employees or Sub-contractors in cases of its or their own negligence or willful misconduct, and shall not apply to any loss, cost, damage or expense incurred by Supplier as a result of Section 15.2 above. Supplier shall not be entitled to indemnification from CMA pursuant to this Section 15.4 for any loss, cost, damage or expense for which Supplier is indemnified by one or more Funds pursuant to Section 15.3.

16.0	LIMITATION OF LIABILITY:

16.1	In no event shall any Party be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such Party alleged to be liable has knowledge of the possibility of such damages.

16.2

Supplier shall exercise reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by, and shall be without liability to CMA and/or any Fund for any action taken or omitted by it in good faith without negligence including, without limitation, acting in accordance with any Proper Instruction. Supplier shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for CMA or any Fund) on all matters arising in connection with the Services. At any time, Supplier may apply to any officer of CMA or a Fund for instructions and may consult with outside counsel for CMA or the applicable Fund or the independent auditors for the Fund at the expense of the Fund, or other individuals designated in writing by CMA or the Fund, for advice with respect to any matter arising in connection with the Services. Supplier shall not be liable, and shall be indemnified by each Fund or CMA, as applicable, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by such officers or individuals. Supplier shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Fund or CMA. Nothing in this Section shall be construed as imposing upon Supplier any obligation to seek such instructions or advice. Without in any way limiting the generality of the foregoing, Supplier shall in no event be liable for any loss or damage arising from causes beyond its control including, without limitation, delay or cessation of services hereunder or any damages to CMA or a Fund resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

16.3	CMA, each Fund, any Third Party Agent or Authorized Price Source from which Supplier shall receive or obtain certain records, reports and other data utilized or included in the accounting services provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and CMA and each Fund agree to make no claim against Supplier arising solely out of the contents of such third-party data including, but not limited to the accuracy thereof. Supplier shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of Supplier’s reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. Supplier shall have no responsibility and shall be without liability for any loss or damage caused by the failure of CMA, any Fund or any Third Party Agent to provide it with the information required by Section 2.2. Further, and without in any way limiting the generality of the foregoing, Supplier shall have no liability in respect of any loss, damage or expense suffered by CMA or any Fund, insofar as such loss, damage or expense arises from the performance of Supplier’s duties hereunder by reason of Supplier’s reliance upon records that were maintained for CMA or any Fund by any entity other than Supplier prior to the effectiveness of this Agreement.

16.4	Each Fund and CMA acknowledges and agrees that, with respect to investments any Fund maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that Supplier has the right to rely on holdings information furnished by the Underlying Transfer Agent to Supplier in performing its duties under this Agreement.

17.0	RESERVED

18.0	RESERVED

19.0	AUDIT:

19.1	Supplier shall preserve such records pertaining to its services provided under this Agreement as may be required by law or regulation and for such period as may be required by law or regulation. Such records referenced above may be inspected by federal or state agencies having jurisdiction over the Funds or CMA, at mutually agreed upon times not more frequently than as may be required by law or regulation.

19.2	Reserved

19.3	During regular business hours and no more frequently than once a year, the Funds or CMA may, at their sole expense and on a mutually agreed upon date, time, location and duration perform or arrange for a site visit and/or confidential audit of Fund books and records maintained by Supplier and relating to provision of Services provided by Supplier hereunder, subject to reasonable postponement by Supplier, which postponement shall not exceed twenty (20) Business Days, upon Supplier’s reasonable request. Such site visits and audits will be performed by a generally recognized national auditing firm with representatives of Supplier present and no more frequently than once each year. The Funds and/or CMA will provide to Supplier a copy of each report prepared in connection with any such audit within thirty (30) calendar days after it prepares or receives such report. Supplier agrees to discuss with the Funds or CMA any issues raised by any such audit. The Funds and CMA agree that, except with respect to the directors or trustees of any Fund, their counsel and counsel to any Fund, the results of any such audit shall remain the confidential information of Supplier.

19.4	Access for Governmental Examinations. Supplier will provide reasonable access to the federal and state governmental regulators of each Fund and CMA (at a minimum, to the extent required by law), at the expense of the applicable Funds or CMA, as applicable, to the records of the Funds or CMA held by Supplier relating to the products and services provided under this Agreement (at a minimum, to the extent permitted by law).

19.5	To the extent practicable, Supplier will give prior notice to the Funds and CMA of requests by federal and/or state authorities to examine Supplier’s records relating to the Funds and/or CMA.

19.6	Supplier will provide any existing SAS70-Type II independent audit firm report, covering the Services, on an annual basis. Supplier shall continue to commission annually, at the Funds’ expense, SAS70-Type II reports covering at least those aspects of the Services covered by SAS70-Type II reports provided by Supplier to CMA in 2006.

19.7	Reserved

19.8	Supplier acknowledges and agrees that CMA or the Funds’ respective regulators may audit Supplier’s performance at any time during normal business hours and that such audits may include both methods and results under this Agreement.

19.9	Reserved

20.0	NON-ASSIGNMENT: This Agreement may not be assigned by (a) a Fund or CMA without the written consent of Supplier or (b) Supplier without the written consent of the Funds and CMA, except that any Party may assign to a successor of all or a substantial part of its business, or to an entity controlling, controlled by or under common control with such Party; provided, with respect to any assignment by CMA, that such successor entity has also succeeded to the rights and authorities of CMA under the Pricing and Bookkeeping Oversight and Services Agreement and that the Pricing and Bookkeeping Oversight and Services Agreement remains in full force and effect.

21.0	GOVERNING LAW: This Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the Commonwealth of Massachusetts. Each Party hereby submits to the exclusive jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.

22.0	RESERVED

23.0	RESERVED

24.0	RESERVED

25.0	RIGHTS IN PROGRAM INFORMATION:

25.1	Reserved

25.2	All Program Information and any results of processing Program Information or derived in any way therefrom shall at all times remain the property of the Funds. Upon request of the Funds or CMA, Supplier shall return as soon as practicable a copy of all Program Information then stored or held by Supplier, including archival or history files in a format reasonably satisfactory to the Funds or CMA, as applicable. Subject to Section 4.3 and the foregoing sentence, as soon as practicable after Supplier ceases providing Services to the Funds, Supplier shall return to the Funds or CMA or, with the prior written consent of the Funds or CMA, shall destroy all Program Information in the possession or under the direct or indirect control of Supplier and certify in writing to the Funds and CMA that all such Program Information has been destroyed subject to Supplier’s compliance with the requirements of applicable law or Supplier’s own corporate policies with respect to data retention.

25.3	Reserved

25.4	Reserved

25.5	Reserved

26.0	MISCELLANEOUS:

26.1	Reserved

26.2	Section headings are included for convenience or reference only and are not intended to define or limit the scope of any provision of this Agreement and should not be used to construe or interpret this Agreement.

26.3	No delay, failure or waiver of any Party’s exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. Any waiver by any Party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision of this Agreement.

26.4	If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

26.5	No amendments of any provision of this Agreement shall be valid unless made by an instrument in writing signed by all Parties specifically referencing this Agreement.

26.6	Subject to any applicable confidentiality obligations, CMA may reproduce all documentation and reports provided by Supplier.

26.7	This Agreement may be executed by the Parties in one or more counterparts, and each of which when so executed shall be an original but all such counterparts shall constitute one and the same instrument.

26.8	Reserved

26.9	Notwithstanding the general rules of construction, the Parties acknowledge that all Parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

26.10	All notices or other communications required under this Agreement shall be given to the Parties in writing to the applicable addresses set forth on the signature page, or to such other addresses as the Parties may substitute by written notice given in the manner prescribed in this Section as follows: (a) by first class, registered or certified United States mail, return receipt requested and postage prepaid, (b) over-night express courier or (c) by hand delivery to such addresses. Such notices shall be deemed to have been duly given either five Business Days after the date of mailing as described above or one Business Day after being received by an express courier during business hours.

26.11	Wherever this Agreement requires any Party’s approval or consent not in a Party’s sole discretion or option, such approval or consent shall not be unreasonably withheld or delayed.

26.12	This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns, as may be permitted herein. The Parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such other third party, against any of the Parties hereto.

26.13	Reserved

26.14	Reserved

26.15	Notwithstanding any term of Section 3.3 above to the contrary, Supplier shall upon termination of this Agreement deliver to a Fund or such third party as the Fund may instruct pursuant to Proper Instructions all properties of such Fund held by it hereunder.

26.16	The Parties hereby agree to the terms of the Remote Access Services Addendum attached hereto.

26.17	This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties hereto all agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.18	All references herein to a “Fund” are to each of the management investment companies, or series thereof, listed on Schedule A hereto, and each management investment company or series thereof made subject to this Agreement in accordance with Section 1.5 above, individually, as if this Agreement were among such individual Fund, CMA and Supplier. Any reference in this Agreement to “the Fund” shall mean the particular Fund to which the matter pertains.

26.19	On behalf of each Fund that is organized as a Massachusetts business trust or a series thereof, notice is hereby given that a copy of the Agreement and Declaration of Trust of the

Fund (or the relevant trust) is on file with the Secretary of State of The Commonwealth of Massachusetts, and that this Agreement is executed by an officer of the Fund, as an officer and not individually, on behalf of the trustees of the Fund, as trustees and not individually, and that the obligations of this Agreement with respect to the Fund shall be binding upon the assets and properties of the Fund only and shall not be binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund or the trust individually or on the assets and properties of any other Fund. Except as provided in Section 6.7 above, the obligations of each Fund and CMA hereunder shall be several, and neither joint nor joint and several.

27.0	ENTIRE AGREEMENT: This Agreement, the Schedules, and other documents incorporated herein by reference, is the final, full and exclusive expression of the agreement of the Parties and supersedes all prior agreements, understandings, writings, proposals, representations and communications, oral or written, of either Party with respect to the subject matter hereof and the transactions contemplated hereby. For the avoidance of doubt, this Agreement terminates the 2005 Agreement, except with respect to Columbia Acorn Trust and Wanger Advisors Trust or any series thereof, but CMA shall not be required to make any payments to Supplier in connection with the termination of the 2005 Agreement with respect to any Fund, other than such payments (including reimbursements for Supplier’s costs, expenses and disbursements) as may be due under the 2005 Agreement immediately prior to the effectiveness of this Agreement. For purposes of Section 5.3 of the 2005 Agreement, the aggregate fees paid to Supplier under the 2005 Agreement include, in addition to the fees referenced therein, the aggregate fees paid to Supplier under this Agreement and under the Financial Reporting Services Agreement among the Funds, CMA and Supplier. For purposes of Section 5.3 of this Agreement, aggregate fees paid to Supplier include, in addition to the fees referenced herein, the aggregate fees paid to Supplier under the 2005 Agreement and under the Financial Reporting Services Agreement effective June 13, 2005 by and between CMA and Supplier, relating to the provision of financial reporting services.

SCHEDULE A

TRUST AND FUND LISTING

As of: May 5, 2008

Fund Name	Trust Name
Schedule A1 (Fund pays expenses)
Banc of America Retirement 2005 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2010 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2015 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2020 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2025 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2030 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2035 Portfolio	Banc of America Funds Trust
Banc of America Retirement 2040 Portfolio	Banc of America Funds Trust
CMG Strategic Equity Fund	Columbia Funds Institutional Trust
Columbia Asset Allocation Fund	Columbia Funds Series Trust I
Columbia Asset Allocation Fund II	Columbia Funds Series Trust
Columbia Asset Allocation Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Balanced Fund	Columbia Funds Series Trust I
Columbia Blended Equity Fund	Columbia Funds Series Trust I
Columbia Bond Fund	Columbia Funds Series Trust I
Columbia California Intermediate Municipal Bond Fund	Columbia Funds Series Trust
Columbia California Tax-Exempt Fund	Columbia Funds Series Trust I
Columbia California Tax-Exempt Reserves	Columbia Funds Series Trust
Columbia Cash Reserves	Columbia Funds Series Trust
Columbia Common Stock Fund	Columbia Funds Series Trust I
Columbia Connecticut Intermediate Municipal Bond Fund	Columbia Funds Series Trust I
Columbia Connecticut Municipal Reserves	Columbia Funds Series Trust
Columbia Connecticut Tax-Exempt Fund	Columbia Funds Series Trust I
Columbia Conservative High Yield Fund	Columbia Funds Series Trust I
Columbia Convertible Securities Fund	Columbia Funds Series Trust
Columbia Core Bond Fund	Columbia Funds Series Trust I
Columbia Daily Cash Reserves	Columbia Funds Series Trust
Columbia Disciplined Value Fund	Columbia Funds Series Trust I
Columbia Dividend Income Fund	Columbia Funds Series Trust I
Columbia Emerging Markets Fund	Columbia Funds Series Trust I
Columbia Energy and Natural Resources Fund	Columbia Funds Series Trust I
Columbia Federal Securities Fund	Columbia Funds Series Trust I
Columbia Federal Securities Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Georgia Intermediate Municipal Bond Fund	Columbia Funds Series Trust
Columbia Global Value Fund	Columbia Funds Series Trust
Columbia Government Plus Reserves	Columbia Funds Series Trust
Columbia Government Reserves	Columbia Funds Series Trust
Columbia Greater China Fund	Columbia Funds Series Trust I
Columbia High Income Fund	Columbia Funds Series Trust
Columbia High Yield Fund, Variable Series	Columbia Funds Variable Insurance Trust I
Columbia High Yield Municipal Fund	Columbia Funds Series Trust I
Columbia High Yield Opportunity Fund	Columbia Funds Series Trust I
Columbia Income Fund	Columbia Funds Series Trust I
Columbia Intermediate Bond Fund	Columbia Funds Series Trust I
Columbia Intermediate Municipal Bond Fund	Columbia Funds Series Trust I

Fund Name	Trust Name
Columbia International Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia International Growth Fund	Columbia Funds Series Trust I
Columbia International Stock Fund	Columbia Funds Series Trust I
Columbia International Value Fund	Columbia Funds Series Trust
Columbia International Value Master Portfolio	Columbia Funds Master Investment Trust, LLC
Columbia Large Cap Core Fund	Columbia Funds Series Trust
Columbia Large Cap Enhanced Core Fund	Columbia Funds Series Trust
Columbia Large Cap Growth Fund	Columbia Funds Series Trust I
Columbia Large Cap Growth Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Large Cap Value Fund	Columbia Funds Series Trust
Columbia Large Cap Value Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Liberty Fund	Columbia Funds Series Trust I
Columbia LifeGoal Income Portfolio	Columbia Funds Series Trust
Columbia Marsico 21st Century Fund	Columbia Funds Series Trust
Columbia Marsico 21st Century Fund, Variable Series	Columbia Funds Variable Insurance Trust I
Columbia Marsico Focused Equities Fund	Columbia Funds Series Trust
Columbia Marsico Focused Equities Fund, Variable Series	Columbia Funds Variable Insurance Trust I
Columbia Marsico Global Fund	Columbia Funds Series Trust
Columbia Marsico Growth Fund	Columbia Funds Series Trust
Columbia Marsico Growth Fund, Variable Series	Columbia Funds Variable Insurance Trust I
Columbia Marsico Growth Master Portfolio	Columbia Funds Master Investment Trust, LLC
Columbia Marsico International Opportunities Fund	Columbia Funds Series Trust
Columbia Marsico International Opportunities Fund, Variable Series	Columbia Funds Variable Insurance Trust I
Columbia Maryland Intermediate Municipal Bond Fund	Columbia Funds Series Trust
Columbia Massachusetts Intermediate Municipal Bond Fund	Columbia Funds Series Trust I
Columbia Massachusetts Municipal Reserves	Columbia Funds Series Trust
Columbia Massachusetts Tax-Exempt Fund	Columbia Funds Series Trust I
Columbia Masters Global Equity Portfolio	Columbia Funds Series Trust
Columbia Masters Heritage Portfolio	Columbia Funds Series Trust
Columbia Masters International Equity Portfolio	Columbia Funds Series Trust
Columbia Mid Cap Growth Fund	Columbia Funds Series Trust I
Columbia Mid Cap Growth Fund, Variable Series	Columbia Funds Variable Insurance Trust I
Columbia Mid Cap Index Fund	Columbia Funds Series Trust
Columbia Mid Cap Value and Restructuring Fund	Columbia Funds Series Trust I
Columbia Mid Cap Value Fund	Columbia Funds Series Trust
Columbia Mid Cap Value Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Money Market Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Money Market Reserves	Columbia Funds Series Trust
Columbia Multi-Advisor International Equity Fund	Columbia Funds Series Trust
Columbia Municipal Reserves	Columbia Funds Series Trust
Columbia New Jersey Intermediate Municipal Bond Fund	Columbia Funds Series Trust I
Columbia New York Intermediate Municipal Bond Fund	Columbia Funds Series Trust I
Columbia New York Tax-Exempt Fund	Columbia Funds Series Trust I
Columbia New York Tax-Exempt Reserves	Columbia Funds Series Trust
Columbia North Carolina Intermediate Municipal Bond Fund	Columbia Funds Series Trust
Columbia Oregon Intermediate Municipal Bond Fund	Columbia Funds Series Trust I
Columbia Overseas Value Fund	Columbia Funds Series Trust
Columbia Pacific/Asia Fund	Columbia Funds Series Trust I
Columbia Real Estate Equity Fund	Columbia Funds Series Trust I
Columbia Rhode Island Intermediate Municipal Bond	Columbia Funds Series Trust I
Columbia S&P 500 Index Fund, Variable Series	Columbia Funds Variable Insurance Trust

Fund Name	Trust Name
Columbia Select Large Cap Growth Fund	Columbia Funds Series Trust I
Columbia Select Opportunities Fund	Columbia Funds Series Trust I
Columbia Select Small Cap Fund	Columbia Funds Series Trust I
Columbia Short-Intermediate Bond Fund	Columbia Funds Series Trust I
Columbia Short-Term Bond Fund	Columbia Funds Series Trust
Columbia Short-Term Municipal Bond Fund	Columbia Funds Series Trust
Columbia Small Cap Core Fund	Columbia Funds Series Trust I
Columbia Small Cap Growth Fund I	Columbia Funds Series Trust I
Columbia Small Cap Growth Fund II	Columbia Funds Series Trust
Columbia Small Cap Value Fund I	Columbia Funds Series Trust I
Columbia Small Cap Value Fund II	Columbia Funds Series Trust
Columbia Small Cap Value Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Small Company Growth Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia South Carolina Intermediate Municipal Bond Fund	Columbia Funds Series Trust
Columbia Strategic Income Fund	Columbia Funds Series Trust I
Columbia Strategic Income Fund, Variable Series	Columbia Funds Variable Insurance Trust
Columbia Strategic Investor Fund	Columbia Funds Series Trust I
Columbia Tax-Exempt Fund	Columbia Funds Series Trust I
Columbia Tax-Exempt Reserves	Columbia Funds Series Trust
Columbia Technology Fund	Columbia Funds Series Trust I
Columbia Total Return Bond Fund	Columbia Funds Series Trust
Columbia Treasury Reserves	Columbia Funds Series Trust
Columbia Value and Restructuring Fund	Columbia Funds Series Trust I
Columbia Virginia Intermediate Municipal Bond Fund	Columbia Funds Series Trust
Columbia World Equity Fund	Columbia Funds Series Trust I

Schedule A2 – Unified Fee Funds (CMA pays Fund expenses.)
Corporate Bond Portfolio	Columbia Funds Series Trust
Mortgage and Asset Backed Portfolio	Columbia Funds Series Trust
CMG Core Bond Fund	Columbia Funds Institutional Trust
CMG Enhanced S&P 500 Index Fund	Columbia Funds Institutional Trust
CMG High Yield Fund	Columbia Funds Institutional Trust
CMG International Stock Fund	Columbia Funds Institutional Trust
CMG Large Cap Growth Fund	Columbia Funds Institutional Trust
CMG Large Cap Value Fund	Columbia Funds Institutional Trust
CMG Mid Cap Growth Fund	Columbia Funds Institutional Trust
CMG Mid Cap Value Fund	Columbia Funds Institutional Trust
CMG Short Term Bond Fund	Columbia Funds Institutional Trust
CMG Small Cap Value Fund	Columbia Funds Institutional Trust
CMG Small/Mid Cap Fund	Columbia Funds Institutional Trust
CMG Small Cap Growth Fund	Columbia Funds Institutional Trust
CMG Ultra Short Term Bond Fund	Columbia Funds Institutional Trust
Columbia Large Cap Index Fund	Columbia Funds Series Trust
Columbia LifeGoal Balanced Growth Portfolio	Columbia Funds Series Trust
Columbia LifeGoal Growth Portfolio	Columbia Funds Series Trust
Columbia LifeGoal Income and Growth Portfolio	Columbia Funds Series Trust
Columbia Small Cap Index Fund	Columbia Funds Series Trust
Columbia U.S. Treasury Index Fund	Columbia Funds Series Trust I

SCHEDULE B

RESERVED

SCHEDULE C

RESERVED

SCHEDULE D

INFORMATION SECURITY

1. Protection

1.1 Reserved

1.2 Supplier shall install and use a reasonable change control process to ensure that access to its systems and to Program Information is controlled and recorded.

1.3 Reserved

1.4 Subject to the terms of this Agreement and the Schedules attached hereto, Supplier will take commercially reasonable measures to prevent the unintended or malicious loss, destruction or alteration of the files, Program Information, software and other property of the Funds or CMA received and held by Supplier.

2. Detection

2.1 Supplier shall monitor its system and its procedures for security breaches, violations and suspicious (questionable) activity. This includes suspicious external activity (including, without limitation, unauthorized probes, scans or break-in attempts) and suspicious internal activity (including, without limitation, unauthorized system administrator access, unauthorized changes to its system or network, system or network misuse or Program Information theft or mishandling).

2.2 Reserved

2.3 Reserved

2.4 Reserved

2.5 Reserved

3. Response

3.1 Reserved

3.2 Reserved

3.3 Reserved

4. Information Supplier Shall Provide

4.1 At CMA’s or a Fund’s reasonable request, Supplier shall meet with the CMA’s Information Security team to discuss information security issues in much greater detail at times reasonably requested by CMA and at mutually agreeable locations.

State Street will provide the Funds and CMA with high level corporate information security policy, standards and position statements and will meet with corporate information security personnel of the Funds and CMA to discuss State Street’s corporate information security program. State Street will not allow many of the actions contemplated by this section including disclosure of plans, penetration testing, amendment of State Street’s plans as required by CMA, inspection of security features etc.

SCHEDULE E

BACKGROUND CHECKS

Background Screening Guidelines

1) Search of the Contract Person’s social security number to verify the accuracy of the individual’s identity and current and previous addresses.

2) A criminal background search of all court records in each venue of the Contract Person’s current and previous addresses over the past seven (7) years. Minimum of three (3) counties.

3) A minimum of at least two (2) confirmed work references prior to assignment to the Funds.

4) Verification of any post high school education or degrees, i.e. B.A., B.S., Associate, or professional certifications.

5) Validate United States citizenship or certification to work in the United States.

SCHEDULE F

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY
Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser/CMA
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Service Provider Fee Schedules	Investment Adviser
Expense Budget	Investment Adviser/CMA
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/CMA

EXHIBIT A

PRICE SOURCE AUTHORIZATION

To: State Street Bank and Trust Company

From: Columbia Management Advisors, LLC and the Funds

Address: One Financial Center, Boston, Massachusetts 02111

Date: December 15, 2006

Re: PRICE SOURCE AUTHORIZATION

Reference is made to that certain Accounting Services Agreement dated as of December 15, 2006 (as amended, restated, modified or supplemented from time to time, the “Accounting Agreement”) by and among the Funds listed on schedule A thereto, Columbia Management Advisors, LLC ( “CMA”) and State Street Bank and Trust Company (the “Accounting Agent”). Capitalized terms used in this Price Source Authorization or in any attachment or supplement shall have the meanings provided in the Accounting Agreement unless otherwise specified. Pursuant to the Accounting Agreement, each Fund hereby directs the Accounting Agent to calculate the net asset value (“NAV”) of each Fund or, if applicable, its Portfolios, in accordance with the terms of such Fund’s or Portfolio’s currently effective prospectus. The Accounting Agent will perform the NAV calculation subject to the terms and conditions of the Accounting Agreement and this Price Source Authorization.

Each Fund and CMA hereby authorizes the Accounting Agent to use the pricing sources specified on the attached Authorization Matrix (as amended from time to time) as sources for prices of assets in calculating the NAV of each Fund. Each Fund and CMA understands that the Accounting Agent does not assume responsibility for the accuracy of the quotations provided by the specified pricing sources and that the Accounting Agent shall have no liability for any incorrect data provided by the pricing sources specified by the Fund or CMA, except as may arise from the Accounting Agent’s lack of reasonable care in performing agreed upon tolerance checks as to the data furnished and calculating the NAV of a Fund in accordance with the data furnished to the Accounting Agent. Each Fund and CMA also acknowledges that prices supplied by the Fund or CMA or an affiliate may be subject to approval of a Fund’s Board of Trustees, and are not the responsibility of the Accounting Agent. Each Fund agrees to indemnify and hold the Accounting Agent harmless from any claim, loss or damage arising as a result of using prices furnished by any specified pricing source.

The Accounting Agent agrees that written notice of any change in the name of any specified pricing source will be sent to each Fund and CMA as such information is available to the Accounting Agent.

Kindly acknowledge your acceptance of this authorization in the space provided below.

Columbia Management Advisors, LLC

By:
Name:
Title:

For Each Fund Party to the Accounting Agreement

By:
Name:
Title:

The foregoing authorization is hereby accepted.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

AUTHORIZATION MATRIX to be attached to Price Source Authorization dated December 15, 2006

CLIENT:	Effective Date: (supersedes prior Authorization Matrices)

Note: Please submit Client Name, Fund Name and/or List of Funds with this form

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point
EQUITIES
U. S. Listed Equities (NYSE, AMEX)	Bridge	Reuters		Last		Market Close
U.S. OTC Equities (Nasdaq)	Bridge	Reuters				Market Close
Foreign Equities
Listed ADR’s
FIXED INCOME
Municipal Bonds
US Bonds (Treasuries, MBS, ABS, Corporates)
Eurobonds/ Foreign Bonds
OTHER ASSETS
Options
Futures
Non – Listed ADR’s
EXCHANGE RATES
FORWARD POINTS

Price Source and Methodology Authorization

Instructions: For each security type allowed by the Fund Prospectus, please indicate the primary, secondary and tertiary source to be used in calculating Net Asset Value for the Funds identified. NOTE: If Investment Manager is a Pricing Source, please specify explicitly.

State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NAVigator Pricing System which specifies pricing tolerance thresholds, index and price aging details. The Sources Status Pricing Matrix will be provided for your information and review.

AUTHORIZED BY:		ACCEPTED:
	Fund Officer		State Street Vice President

REMOTE ACCESS SERVICES ADDENDUM

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ACCOUNTING SERVICES AGREEMENT

ADDENDUM to that certain Accounting Services Agreement dated as of December 15, 2006 (the “Accounting Agreement”) by and among each of the registered investment companies, or series thereof, as applicable, listed on Schedule A to such Agreement, each either a Massachusetts business trust or a Delaware statutory trust or series thereof (each a “Fund”), severally and not jointly, Columbia Management Advisors, LLC, a Delaware limited liability company (collectively with the Funds, the “Customer”) and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and utilizes proprietary accounting and other systems in conjunction with the services which State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its control and ownership which it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties authorized by State Street (“Authorized Designees”) with access to In~SightSM as described in Exhibit A or such other systems as may be offered from time to time (the “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Funds shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know- how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System, nor will the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology including, but not limited to, the use of the Internet, and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS”, and the Customer and its Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and December 31, 2099, and if any changes are required, State Street will make the changes to its products at no cost to you and in a commercially reasonable time frame and will require third-party suppliers to do likewise. The Customer will do likewise for its systems.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at State Street’s option settle, any third party claim or action brought against the Funds, CMA and/or the Representatives, successors and permitted assigns of each and indemnify the Funds, CMA, their Representatives, successors or permitted assigns for any direct losses, expenses, damages, costs and liabilities to the extent that the same arises directly from an assertion that access to or use of the System or use of the Remote Access Services by the Funds, CMA, their Representatives, successors or permitted assigns under this Agreement constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret provided that the Funds or CMA, as applicable, notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or action. State Street shall have no liability or obligation hereunder with respect to any infringement claim if such infringement is caused by (a) information or material submitted by the Funds, CMA, the Representatives, or successors or permitted assigns of either (b) use of the Systems or Remote Access Services by the Funds or CMA in a manner other than for which the Systems or Remote Access Services were designed, in violation of applicable law, rule or regulation or other than as permitted herein if such infringement would have been avoided but for such improper use; (c) compliance by State Street with the specifications, designs and requirements of the Funds, CMA, the Representatives, or successors or permitted assigns of either; (d) modification of the System or Remote Access Services by any party other than State Street or a party under State Street’s control, or (e) the combination, operation or use of the System or Remote Access Services with any third party product(s) or services where the infringement would not have occurred but for such combination, operation or use. Should the Systems or Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the exclusive right, at State Street’s sole option, to (i) procure for the Funds or CMA the right to continue using the Systems or Remote Access Services, (ii) replace or modify the Systems or Remote Access Services so as to be noninfringing, or (iii) terminate use or access of the Systems or Remote Access Services by the Funds or CMA without further obligation. The terms of this section shall be the Funds’, CMA’s and their Representatives’, successors’ or permitted assigns’ sole and exclusive remedy against State Street as to any infringement claim relating to the Systems or Remote Access Services.

Termination

Any party to the Accounting Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the Accounting Agreement. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum and the exhibit hereto constitute the entire understanding of the parties to the Accounting Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

By its execution of the Accounting Agreement, the Customer (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Fund, CMA or any of their Authorized Designees to abide by the terms of this Addendum.

EXHIBIT A

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REMOTE ACCESS SERVICES ADDENDUM

IN~SIGHTSM

System Product Description

In~SightSM provides bilateral information delivery, interoperability, and on-line access to State Street. In~SightSM allows users a single point of entry into State Street’s diverse systems and applications. Reports and data from systems such as Investment Policy MonitorSM, Multicurrency HorizonSM, Securities Lending, Performance & Analytics and Electronic Trade Delivery can be accessed through In~SightSM. This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones. In~Sight SM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability. Data and reports offered through In~SightSM will continue to increase in direct proportion with the customer roll out, as it is viewed as the information delivery system will grow with State Street’s customers.